Exhibit 15.8

Dear Sirs/Mesdames:

RE: United States Securities and Exchange Commission

I hereby consent to (a) Breton, Banville and Associates (BBA) being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2019 (the "2019 20-F”) as having conducted a review of the overall work performed by SRK Consulting Canada Inc., further detailed it and confirmed increased 2019 iron ore mineral estimates on ArcelorMittal's properties in Canada (AMMC) and (b) the incorporation by reference of the 2019 20-F into the Registration Statements Nos. 333-147382, 333153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-223400 on Form F-3.

For and on behalf of Breton, Banville and Associates (BBA)

/s/ Jeffrey Cassoff February 25, 2020
Jeffrey Cassoff, P. Eng.
Project Manager